FOR IMMEDIATE RELEASE                                  Contact Information:
                                                       Coyote Sports, Inc.
                                                       James M. Probst
                                                       (303)    932-8794

                                                       Royal Precision, Inc.
                                                       Raymond J. Minella
                                                       (602) 627-0200


        Coyote Sports and Royal Precision Execute Definitive Agreement to Create the Golf Industry's Second Largest Golf Shaft Manufacturer

Boulder, Colorado and Scottsdale, Arizona
February 2, 1999

     Coyote Sports, Inc. (NASDAQ: COYT) and Royal Precision, Inc. (NASDAQ: RIFL) jointly announced that they have executed a definitive merger agreement for the combination of the two companies unanimously approved by their respective Boards of Directors and that shareholders representing 53% of Royal's common stock and 69% of Coyote's common stock have agreed to vote their shares in favor of the transaction. With combined annual sales of approximately $65 million in 1998, the transaction joins two global leaders in the design and manufacture of steel and graphite golf shafts.

     As previously announced, under the terms of the transaction, Royal Precision shareholders will receive, in exchange for each share of Royal Precision common stock, approximately 1.00 share of a new class of Coyote 6% Convertible Preferred Stock with a per share liquidation preference of approximately $6.00. The new Coyote Convertible Preferred Stock will be convertible on a share-for-share basis into Coyote Sports common stock representing, in the aggregate, 50% of the Coyote Sports common stock outstanding on the closing date of the transaction (after giving effect to such conversion). The Convertible Preferred Stock will be redeemable at Coyote Sports' option and carry with it a quarterly cumulative dividend at an annual rate of 6% of the liquidation preference. Under the terms of the merger agreement, the exchange ratio pursuant to which shares of Royal Precision common stock will be converted into shares of Coyote Convertible Preferred Stock and the liquidation preference of such Convertible Preferred Stock will be adjusted at the closing date of the merger based on the ratio of the number of shares of Coyote Sports common stock outstanding to the number of shares of Royal Precision common stock outstanding. As of the date of the merger agreement, Coyote Sports had approximately 5.68 million shares of common stock outstanding and Royal Precision had approximately 5.67 million shares of common stock outstanding.

     James M. Probst, President and Chief Executive Officer of Coyote Sports, said: "The combination of Coyote Sports and Royal Precision creates a unique platform in the golf shaft equipment market. I am excited about the strategic benefits of the combination to both our customers and shareholders. With this combination, we will be capable of supplying complete lines of steel shafts, graphite shafts, and golf grips to both the pro grade and commercial grade markets. Additionally, the combined company will have the resources to better provide our customers with innovative, state-of-the-art shafts which will enhance all of our customers' product offerings."

     Raymond J. Minella, Chairman of Royal Precision, added: "Combining Royal Precision with Coyote Sports is a historic opportunity for both of us. Together, we expect the combination of our two companies will result in a financially stronger company with leadership positions in the steel and composite shaft markets. We will continue to offer our customers a full range of high quality golf shaft products, including our flagship Rifle(TM) family of steel shafts, building on the combined company's strong brand equity and long-standing customer relationships with virtually every major golf club manufacturer. In addition, we expect there to be significant synergies between our two businesses, which we believe will create value for our customers and shareholders."

     Completion of the transaction is still subject to required approvals of shareholders of both companies, the receipt of financing commitments sufficient to refinance the existing indebtedness of both companies, registration of the shares of Coyote Sports' preferred stock issuable in the transaction under the securities laws, and other customary closing conditions. The transaction is anticipated to close in the second quarter of 1999.

     Lehman Brothers, Inc. acted as financial advisor and provided a fairness opinion to the Board of Directors of Coyote Sports. Berenson Minella & Company acted as financial advisor and NatCity Investments, Inc. provided a fairness opinion to the Board of Directors of Royal Precision.

     Coyote Sports, Inc. is a diversified sports manufacturing company that specializes in golf shafts (APOLLO(R) and Unifiber(R)), cycling (Reynolds(R) premium cycle tubing), and the manufacture of advanced compositE materials used for sporting goods products.

     Royal Precision, Inc. is the designer and manufacturer of the high-quality and innovative Rifle(TM) golf club shaft, featuring the company's Frequency Coefficient Matching(R) technology (FCM), designed to providE consistent flex characteristics to all clubs in a golfer's bag. Royal Precision is also the designer and distributor of Royal Grip(R) golf club grips, offering a wide variety of standard and custom models, all of which feature a distinctive feel, appearance and durability; and the manufacturer and distributor of the high-quality Roxxi(R) athletic headwear product line.

     Certain statements contained herein constitute "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of Coyote Sports or Royal Precision, including with respect to the proposed combination, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, among other things, the following: achieving sales levels to fulfill revenue expectations; the absence of presently unexpected costs or charges, certain of which may be outside the control of Coyote Sports and Royal Precision; uncertainties involved in integrating the operations of Coyote Sports and Royal Precision; general economic and business conditions; and industry competition. Additional factors are detailed in Coyote Sports' and Royal Precision's public filings with the Securities and Exchange Commission. Coyote Sports and Royal Precision disclaim any responsibility to update any forward-looking statement provided in this press release.

     This release is neither an offer to sell nor a solicitation of an offer to buy securities of Coyote Sports, Inc. or Royal Precision, Inc., nor a solicitation of a proxy from any holder of securities of Coyote Sports, Inc. or Royal Precision, Inc. Any such offer or solicitation will only be made in compliance with applicable securities laws.